Exhibit 99.1

Investor and Media Contact:

Dan Boyle
Orangefiery
media@orangefiery.com
1-818-209-1692

Gamida Cell Announces Changes to Board of Directors

Shawn Cline Tomasello to become Chairwoman, succeeding Chairman Robert I. Blum, who is resigning; Company focuses on upcoming regulatory milestone and commercialization

Directors Dr. Naama Halevi-Davidov and Dr. Anat Cohen-Dayag also stepping down

BOSTON – March 20, 2023– Gamida Cell Ltd. (Nasdaq: GMDA), a cell therapy pioneer working to turn cells into powerful therapeutics, today announced the resignation of Chairman Robert I. Blum. The Board of Directors has elected Shawn Cline Tomasello Chairwoman, effective immediately.

“On behalf of my fellow Board members and Gamida Cell’s employees, I want to thank Robert for his dedicated service to this company,” said Abbey Jenkins, Gamida Cell President and CEO. “Robert has been a tireless advocate for Gamida Cell for the past five years and has provided strong oversight through many critical decisions. Shawn is a highly respected and seasoned biotech executive with tremendous experience in all dimensions of our industry, including corporate strategy and commercialization of innovative hematology, oncology and cell therapies. We look forward to her leadership as we approach our May 1 FDA target action date for omidubicel and, if approved, shift our focus to commercialization.”

Shawn Cline Tomasello joined Gamida Cell’s Board of Directors in June 2019, bringing extensive experience in leading successful commercial activities at several pharmaceutical companies and providing key strategic guidance on company boards. Most recently, she served as Chief Commercial Officer of Kite Pharma, now part of Gilead Sciences, where she oversaw the global commercialization of Yescarta®, the first approved CAR-T therapy for non-Hodgkin lymphoma and was a key executive in the Kite/Gilead acquisition for $11.9 billion in August 2017. Prior to joining Kite, Ms. Tomasello was Chief Commercial Officer and had responsibility for Medical Affairs at Pharmacyclics. While at Pharmacyclics, the company’s market cap increased from $8 billion to $19 billion, and it was ultimately acquired by AbbVie for $21 billion. Ms. Tomasello has extensive strategic experience in building world-class organizations working across all relevant encompassing functions. She holds a bachelor’s degree in marketing from the University of Cincinnati and an MBA from Murray State University and currently also serves on the public Boards of AlloVir, TCR2 Therapeutics, Inc. and 4D Molecular Therapeutics.

“I’m excited to take on the role of Chairwoman,” said Ms. Tomasello. “Gamida Cell is at an inflection point, with the potential FDA approval of omidubicel in the near term. This company has a therapy that can make a meaningful difference in the lives of patients, and an executive team that I’m confident can execute an effective launch.”

In addition, the company announced the resignations of Dr. Anat Cohen-Dayag and Dr. Naama Halevi-Davidov. Both joined the board in January 2022. Dr. Cohen-Dayag chaired the Science and Technology Committee and served on the Nominating and Governance Committee. Dr. Halevi-Davidov was a member of the Audit Committee.

About Gamida Cell

Gamida Cell is a cell therapy pioneer working to turn cells into powerful therapeutics. The company has a diverse pipeline of potentially curative cell therapy candidates for patients with blood cancers and solid tumors. We apply a proprietary expansion platform leveraging the properties of NAM to allogeneic cell sources including umbilical cord blood-derived cells and Natural Killer (NK) cells to create therapy candidates with the potential to redefine standards of care. These include omidubicel, an advanced cell therapy candidate for allogeneic hematopoietic stem cell transplant that, if approved, has the potential to expand access and improve outcomes for patients with blood cancers, and a line of enhanced and engineered NK cells targeted at solid tumors and hematological malignancies. For additional information, please visit www.gamida-cell.com or follow Gamida Cell on LinkedIn, Twitter, Facebook or Instagram at @GamidaCellTx.

Cautionary Note Regarding Forward Looking Statements

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, including with respect to timing of the FDA’s review of the BLA for omidubicel, and the potentially life-saving or curative therapeutic and commercial potential of Gamida Cell’s product candidates (including omidubicel). Any statement describing Gamida Cell’s goals, expectations, financial or other projections, intentions or beliefs is a forward-looking statement and should be considered an at-risk statement. Such statements are subject to a number of risks, uncertainties and assumptions, including those related to clinical, scientific, regulatory and technical developments and those inherent in the process of developing and commercializing product candidates that are safe and effective for use as human therapeutics. In light of these risks and uncertainties, and other risks and uncertainties that are described in the Risk Factors section and other sections of Gamida Cell’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission (SEC) on November 14, 2022, and other filings that Gamida Cell makes with the SEC from time to time (which are available at http://www.sec.gov), the events and circumstances discussed in such forward-looking statements may not occur, and Gamida Cell’s actual results could differ materially and adversely from those anticipated or implied thereby. Although Gamida Cell’s forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by Gamida Cell. As a result, you are cautioned not to rely on these forward-looking statements.

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